EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 11, 2015 relating to the financial statements, which appears in Aviragen Therapeutics Inc.'s (formerly known as Biota Pharmaceuticals, Inc.) Annual Report on Form 10-K for the year ended June 30, 2016.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

December 16, 2016